Exhibit 99.2

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

October 26, 2006

•	The revenue disappointment was more in the east than in the west [territories], but present in both, with approximately 75% of our territories performing worse than in the prior year quarter.

•	In a period of approximately 100 days, ten of our sales team members departed either of their own volition, or by our invitation and in anticipation of a new [sales] model. As we talk today, we have sales representation, frequently by multiple reps, in all territories.

•	Product was somewhat limited during the first two months of Q1 but was not an issue at the end of the quarter as we produced twice the number of units that were produced in Q4 of FY2006.

Certain Remarks of Elissa J. Lindsoe

Urologix, Inc. Teleconference

October 26, 2006

•	For the reasons Fred [Parks] discussed earlier, the number of catheters shipped to direct office customers declined by over 30% quarter-to-quarter which is the explanation for our overall revenue decline.

•	ASPs to direct accounts stabilized with those in the prior quarter, while overall, treatment catheter ASP’s declined sequentially by approximately 2% primarily because third party mobile accounts contributed a greater portion to the overall revenue mix than they did in Q4 of FY2006.

•	The number of units shipped to third-party mobile service providers in the first quarter were consistent with those in the fourth quarter of fiscal 2006, yet they represented 22% of total unit volume compared to 17% in the prior quarter.

•	Revenue derived though treatments in our mobile service grew 5% sequentially this quarter, and accounted for over 30% of our total revenue.

•	As of September 30, our mobile services are now in 16 territories covering 32 states.

•	During our first quarter of FY2007, we developed 57 new accounts with 45 of these originating within our mobile service business. Our domestic installed base of control units grew by 14 during the quarter, bringing our number of units in the field to 568, 8 of which are CoolWaves.

•	Over 99% of our revenue in the first quarter was generated domestically.

•	The first quarter costs and expenses included $353,000 of equity based compensation expense compared to $337,000 in the year ago quarter and $279,000 in the prior quarter.

•	The reduction in operating expense [in first quarter 2007 as compared to prior-year quarter] is driven primarily by prudent management of discretionary spending, reduced commissions and by overall headcount reductions in our SG&A departments.

•	Moving to the balance sheet; we finished the quarter with over $10.8 million in cash and cash equivalents, down slightly from under $11.1 million at June 30, 2006 due primarily to lower collections driven by reduced revenue.

•	Q1 days sales outstanding were 70, a 1 day improvement from the prior quarter; while inventory grew by $260,000 as we built product to support a much larger revenue base than was achieved in Q1.